                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                       ADVANCED MARKETING SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                       ADVANCED MARKETING SERVICES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 23, 1998

To the Stockholders of
Advanced Marketing Services, Inc.

     The Annual Meeting of Stockholders of Advanced Marketing Services, Inc. will be held on Thursday, July 23, 1998, at 10:00 a.m., P.D.T., at 5880 Oberlin Drive, Suite 400, San Diego, California 92121 for the following purposes:

     1. To elect two Class B Directors to serve for three-year terms;

     2. To consider and act on a proposal to approve an amendment to the Company's 1995 Stock Option Plan to increase from 400,000 to 650,000 the number of shares of Common Stock issuable upon exercise of options and to increase from 200,000 to 300,000 the number of shares of Common Stock for which any eligible person may receive options under the 1995 Stock Option Plan;

     3. To consider and act on a proposal to approve the Company's Employee Stock Purchase Plan, pursuant to which up to 100,000 shares of Common Stock may be purchased by employees of the Company;

     4. To transact any other business which may properly come before the meeting and any adjournments or postponements thereof.

     A proxy statement containing information for stockholders is annexed hereto and a copy of the Annual Report of the Company for the fiscal year ended March 31, 1998 is enclosed herewith.

     The Board of Directors has fixed the close of business, June 10, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                          By the order of the Board of Directors

                                          Charles C. Tillinghast, III
                                          Chairman

San Diego, California
June 19, 1998

                       ADVANCED MARKETING SERVICES, INC.
                               5880 OBERLIN DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 457-2500

                            ------------------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanced Marketing Services, Inc. ("AMS" or the "Company"), a Delaware corporation, for use only at its Annual Meeting of Stockholders to be held on Thursday, July 23, 1998, and any adjournments or postponements thereof (the "Annual Meeting").

     Shares may not be voted unless the signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of AMS a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED FOR THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS FOR ELECTION AS DIRECTORS, FOR APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN AND FOR APPROVAL OF THE ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN.

     In addition to soliciting proxies by mail, Company directors, officers and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The total cost of solicitation of proxies will be borne by AMS. Although there are no formal agreements to do so, it is anticipated that AMS will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

     Only stockholders of record at the close of business on Wednesday, June 10, 1998 are entitled to receive notice of and to vote at the Annual Meeting. On June 10, 1998, AMS had outstanding 5,619,839 shares of common stock (the "Common Stock"), which constituted all of the outstanding voting securities of AMS, excluding 717,511 shares of the Common Stock held in treasury and not permitted to be voted at the Annual Meeting. Each share is entitled to one vote. The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum. Directors are elected by a plurality of votes cast. Stockholders may not cumulate their votes for any one or more nominees for election. If a quorum is present, the affirmative vote of a majority of the shares represented and voting is required for approval of the amendment to the 1995 Stock Option Plan, approval of the Employee Stock Purchase Plan, and any other matters which might be submitted to the stockholders for consideration at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but have the effect of a "No" vote for purposes of determining whether a proposal has been approved.

     It is anticipated that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about June 19, 1998.

                         ITEM 1. ELECTION OF DIRECTORS

NOMINEES

     Pursuant to the Company's Articles of Incorporation, the Board of Directors of the Company is divided into three classes of directors, each class to be as nearly equal in number as possible. Directors are elected to serve for three-year terms, with the elections staggered by class. The Board is currently composed of eight directors; three of whom are Class A directors, two of whom are Class B directors and three of whom are Class C directors. At the Annual Meeting, two Class B directors are to be elected to a three-year term until the Annual Meeting of Stockholders to be held in 2001 and until their successors are duly elected and qualified. The Board of Directors has nominated each of the following incumbent Class B directors for reelection as a Class B director:

                                James A. Leidich

                               E. William Swanson

     Information concerning the nominees for election as Class B directors is set forth under the caption "Management -- Directors and Executive Officers."

     The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should any nominee named herein become unable or unwilling to accept nomination or election, the Board's proxies will vote instead for such other person as the Board of Directors may recommend.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF THE ABOVE MENTIONED NOMINEES AS DIRECTORS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of June 10, 1998 with regard to beneficial ownership of the Common Stock by (i) persons known by the Company to be beneficial owners of more than five percent of the Common Stock,
(ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table below and (iv) all executive officers and directors as a group.

                                                  COMMON STOCK     PERCENT OF
             NAME (AND ADDRESS(1))                BENEFICIALLY    OUTSTANDING
              OF BENEFICIAL OWNER                    OWNED        COMMON STOCK
             ---------------------                ------------    ------------
Charles C. Tillinghast, III.....................     902,900(2)      16.1%
Loren C. Paulsen................................     921,200(3)      16.4%
Kahn Brothers & Co., Inc........................     731,775         13.0%
Grace & White, Inc..............................     686,162         12.2%
Dimensional Fund Advisors, Inc..................     344,800          6.1%
Michael M. Nicita...............................      85,011(4)       1.5%
Kevan M. Lyon...................................      26,700(5)      *
Adam R. Zoldan..................................       2,000(6)      *
E. William Swanson..............................      25,000(7)      *
James A. Leidich................................      23,400(8)      *
Trygve E. Myhren................................      23,000(9)      *
Lynn S. Dawson..................................       8,200(10)     *
Robert F. Bartlett..............................       8,000(10)     *
All executive officers and directors as a group
  (15 persons)..................................   2,038,661(11)     36.3%

---------------
  *  less than 1%.

 (1) The address of Messrs. Tillinghast and Paulsen is c/o Advanced Marketing Services, Inc., 5880 Oberlin Drive, San Diego, CA 92121. The address of Kahn Brothers & Co., Inc. is 555 Madison Avenue, New York, NY 10022. The address of Grace & White, Inc. is 515 Madison Avenue, New York, NY 10022. The address of Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, Santa Monica, CA 90401. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 344,800 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust

     Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

 (2) Mr. Tillinghast's shares are held of record by a Revocable Trust dated April 7, 1988 of which Mr. Tillinghast and his wife are trustees. This amount also includes 600 shares subject to options exercisable within 60 days held by Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company and the wife of Mr. Tillinghast. Mr. Tillinghast disclaims beneficial ownership of such 600 shares.

 (3) Of Mr. Paulsen's shares, 854,640 are held of record by a Revocable Trust dated May 13, 1987, the trustees of which are Mr. Paulsen and his wife, and 66,560 are held of record by an Irrevocable Trust dated August 22, 1988, the beneficiaries of which are Mr. Paulsen's children and the trustees of which are unrelated to Mr. Paulsen. Mr. Paulsen disclaims beneficial ownership of the 66,560 shares held by this Irrevocable Trust.

 (4) Includes 84,500 shares subject to options that are exercisable within 60 days.

 (5) Includes 26,000 shares subject to options that are exercisable within 60 days.

 (6) Includes 2,000 shares subject to options that are exercisable within 60 days.

 (7) Mr. Swanson's shares are held of record by F.W. Cygnet Pension Plan, of which Mr. Swanson is a trustee. This amount also includes 15,000 shares subject to options that are exercisable within 60 days.

 (8) Includes 3,200 shares subject to options that are exercisable within 60 days.

 (9) Includes 1,000 shares held of record by Mr. Myhren's wife and 15,000 shares subject to options that are exercisable within 60 days.

(10) Includes 8,000 shares subject to options that are exercisable within 60 days.

(11) Includes 175,450 shares subject to options that are exercisable within 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain information as of June 10, 1998 with regard to (i) each director, including the two nominees (who currently serve as directors), and (ii) each executive officer of the Company who is neither a director nor a nominee.

            NAME                AGE                     POSITION
            ----                ---                     --------
Charles C. Tillinghast, III     61     Chairman of the Board of Directors
Michael M. Nicita               45     President, Chief Executive Officer, Acting
                                       Chief Financial Officer and Director
Loren C. Paulsen                48     Executive Vice President -- Operations and
                                       Director
Robert F. Bartlett              53     Director(1)
Lynn S. Dawson                  47     Director(1)
James A. Leidich                55     Director(1)
Trygve E. Myhren                61     Director(1)
E. William Swanson              62     Director(1)
Kevan M. Lyon                   39     Executive Vice President -- Merchandising
Sandra Christie                 43     Vice President -- Advertising
Kenneth C. Hayes                52     Vice President -- Information Systems
Alisa R. Judge                  42     Vice President -- Human Resources
John S. McGee                   36     Vice President -- Operations
Sydney J. Stanley               49     Vice President -- Product Development
Adam R. Zoldan                  45     Vice President -- Marketing

---------------
(1) Member of the Compensation and Audit Committees.

     Mr. Tillinghast has served as Chairman of the Board of Directors since November 1994. He served as Chief Executive Officer of the Company from
November 1994 until December 31, 1996; prior thereto, Mr. Tillinghast served as President, Chief Executive Officer and as a Director of the Company since its inception in 1982. He served as President of Oak Tree Publications, Inc. from 1976 until 1981 and as President of CRM, a diversified publishing company, from 1971 through 1975. Mr. Tillinghast was employed by Boise Cascade Corporation for 10 years, where he served in various management positions, including Senior Vice President from 1971 to 1973.

     Mr. Nicita has served as Chief Executive Officer of the Company since January 1, 1997 and as President, Chief Operating Officer and a Director of the Company since November 1994. From 1978 to November 1994, he served in various capacities at Golden-Lee Book Distributors, including MIS Director, Controller and General Manager. In August 1995, Golden-Lee Book Distributors filed for protection under the bankruptcy laws. Mr. Nicita was employed by Barnes & Noble Book Stores, Inc. from 1977 to 1978. Mr. Nicita is the co-author of two books on microcomputers and has also been a columnist for a national microcomputer consumer magazine.

     Mr. Paulsen has served as Executive Vice President -- Operations since December 1989 and as a Director of the Company since its inception in 1982. From 1982 to December 1989, Mr. Paulsen served as Vice President -- Operations of the Company. Prior thereto, he was employed by Fed Mart Corp., a discount retail chain, for 17 years in various capacities, including sundries and book buyer.

     Mr. Bartlett has been a Director of the Company since April 1994. He is presently Managing Director of Combined Resources International, a picture frame manufacturing company. Mr. Bartlett has many years of experience in the warehouse club industry, having served as Vice President, Divisional Manager of Anderson Chamberlain, a warehouse club manufacturer's representative firm (1993-1995); Senior Vice President of Merchandising, Operations, Traffic and Distribution, SourceClub, Inc. (1991-1993); Executive Vice Presi-dent of Merchandising and Distribution, The Wholesale Club, Inc. (1990-1991); and Executive Vice President of Merchandising, Traffic and Distribution, The Price Club (1989-1990).

     Ms. Dawson has been a Director of the Company since April 1994. She is presently employed as Vice President and National Sales Manager for B.H. Smith/Samsonite. Ms. Dawson has many years of experience in department store operations, having served in a variety of positions including Vice President, Divisional Merchandise Manager with Foley's Department Store (1990-1991); Senior Vice President, Broadway Department Store (1978-1990) and Buyer and Department Manager, May Company Department Store (1972-1978).

     Mr. Leidich has been a Director of the Company since November 1986. He has served as President of Graywave, Inc., a management consulting firm, since 1983. Since July of 1994 he has served as Chairman and Chief Executive Officer of Bright Start, Inc., which operates child care centers. Mr. Leidich serves on the boards of numerous privately held companies. From November 1989 to May 1993, he served as an officer and partner in Colorado Venture Management, Inc., a venture capital firm. Mr. Leidich was the Chairman of Children's World, Inc., a national chain of child care centers, from 1975 to 1983. From 1980 to 1983, Mr. Leidich was Executive Vice President of The Parker Pen Company.

     Mr. Myhren has been a Director of the Company since February 1989. From December 1990 to March 1996, he served as President and a Director of the Providence Journal Company, a diversified media company and concurrently as President and CEO of King Broadcasting Corporation. Since 1988 he has been President of Myhren Media, Inc., a media investment and consultation firm. He is a trustee of the University of Denver. His other directorships include Peapod, Ltd., Cablelabs, Inc., J.D. Edwards, Inc., Founders Funds, Inc. and Verio, Inc. From 1975 until originally establishing Myhren Media, Inc., he served as President and then Chairman and Chief Executive Officer of American Television and Communications Corporation, a publicly traded subsidiary of Time, Inc. and known today as Time/Warner Cable. From 1981 to 1991, Mr. Myhren served as a Director of the National Cable Television Association and was its Chairman in 1986 and 1987. He has previously served as a Director of Turner Broadcasting Systems, Inc., American TV & Communications, Inc., Continental Cablevision, Inc., Citizen's Bank Corp., Lifespan, Inc., and on Time's internal boards for Home Box Office, Temple-Eastex and Time Magazine Group, and on the Federal Communications Commission's Advisory Committee on High Definition Television.

     Mr. Swanson has been a Director of the Company since April 1988. He has served as President of F.W. Cygnet, Inc., an investment management firm, since 1986. From 1982 to 1986, Mr. Swanson was the President and Chief Executive Officer of St. Francis Associates, a private investment management firm in San Francisco. From 1975 through 1982, he was employed by The Parker Pen Company, serving in various capacities, including President, Chief Executive Officer and Chief Operating Officer.

     Ms. Lyon joined the Company in 1988 as Marketing Director. In December 1989, Ms. Lyon was named Vice President -- Marketing with responsibility for leading the sales and marketing efforts with respect to the Company's major customers. In September 1994, Ms. Lyon became Vice President -- Merchandising with responsibility for the Company's buying activities. In October 1997, Ms. Lyon was promoted to Executive Vice President -- Merchandising. From 1983 through 1988, she worked for Allergan, Inc., a pharmaceutical company, in various sales and product management positions.

     Ms. Christie joined the Company in 1986. She became Director of Advertising in 1994 and was promoted to Vice-President -- Advertising in October 1997.

     Mr. Hayes joined the Company in 1986 as Director of Management Information Systems. He was promoted to Vice President -- Information Systems in July 1991. From 1982 until 1986, he served as Data Processing Manager for Spectragraphics Corporation, a computer graphics manufacturing company. Prior to 1982, Mr. Hayes served in various technical and management positions with McDonnell Douglas Automation, San Diego Data Processing Corporation and National Semiconductor.

     Ms. Judge joined the Company in May 1991 as Manager of Human Resources. She was promoted to Director of Human Resources in October 1992 and to Vice President -- Human Resources in July 1994.

From 1986 to 1991, she worked for the Eastridge Group, an employment/temporary agency in a variety of management positions.

     Mr. McGee joined the Company in April 1994 as Distribution Center Manager and was promoted to Vice President -- Operations in February 1996. From February 1984 until April 1994 he held a variety of positions, including Director of Operations and Divisional General Manager with Bindagraphics, Inc., a book bindery company.

     Ms. Stanley joined the Company in November 1990 as a General Merchandise Manager with responsibility for the juvenile book category and was promoted to Vice President -- Product Development in November 1996. From 1974 through 1989 Ms. Stanley was employed by the City of San Diego in a variety of professional managerial positions for the Library Department, including assignments in children's literature and services, branch library management and fundraising.

     Mr. Zoldan joined the Company in January 1995 as Vice
President -- Marketing and has responsibility for sales and relations with the Company's major customers. From 1988 to 1995, Mr. Zoldan was General Sales Manger for Eastman, a division of Office Depot. Prior to 1988, he served as General Sales Manager for Office Club (now Office Depot) (1984-1986) and District Sales Manager for McKesson Office Products (1981-1984).

     Officers serve at the discretion of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES

     Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each director who is not otherwise employed by the Company receives an annual director's fee of $10,000 plus $1,000 for each regular Board meeting attended. In addition, each outside director is paid $500 for attendance at each special Board and Audit, Compensation or Stock Option Committee meeting held on dates other than the regularly scheduled Board meetings. The Company reimburses each director for reasonable out-of-pocket expenses incurred in his capacity as a member of the Board of Directors. No payments are made for participation in telephone meetings of the Board of Directors or actions taken in writing. Each director attended at least 75% of the total number of meetings of the Board of Directors and all committees thereof on which such director served held during the year ended March 31, 1998 other than Mr. Myhren, who attended 70% of such meetings.

     The members of the Audit Committee of the Board of Directors are Messrs. Bartlett, Leidich, Myhren and Swanson and Ms. Dawson. The Audit Committee held one meeting during fiscal 1998. The functions of the Audit Committee are primarily to recommend the selection of the Company's independent public accountants, discuss with them the scope of the audit, consider matters pertaining to the Company's accounting policies and internal controls and provide a means for direct communication between the independent public accountants and the Board of Directors.

     The members of the Compensation Committee of the Board of Directors are Messrs. Bartlett, Leidich, Myhren and Swanson and Ms. Dawson. The Compensation Committee held two meetings during fiscal 1998. The functions of the Compensation Committee are to review and recommend changes in salaries and bonuses of key employees, to review periodically, and make recommendations with respect to, the compensation structure of the Company and to determine the amount of contributions to the Company's profit sharing plan.

     Effective February 6, 1997, the Company elected to have the Board of Directors, acting as a whole, assume responsibility for administering the Company's 1987 and 1995 Stock Option Plans.

     The Company has no nominating committee or committee performing similar functions.

                             EXECUTIVE COMPENSATION

BOARD AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of five outside directors. The Compensation Committee is responsible for determining executive officer salary and bonus compensation and determining annual contributions to the Company's profit sharing plan. Stock option grants are determined by the Board of Directors. The following is a report of the Compensation Committee and, as it relates to stock options, the Board as a whole, concerning their policies and actions in fiscal 1998 concerning executive compensation.

     The Company's compensation programs are designed to (a) link executive compensation to the performance of the Company and to stockholder value as measured by the long-term price appreciation of the Company's common stock and
(b) attract, retain and motivate employees by providing for the vesting of certain components of compensation over a number of years.

     The Company's compensation of executive officers, including its Chief Executive Officer, consists principally of two components: (a) annual cash compensation, generally consisting of base salary and a bonus, and (b) long-term, stock-based compensation. The policies governing these components, as well as the basis for determining the compensation payable to the Chief Executive Officer, are described below.

     Annual Salary and Bonus Compensation. The salaries of executive officers are determined on the basis of, in no particular order of importance, the responsibilities of the position held, the prior experience and compensation of the officer, the compensation practices of competitors, as determined from publicly available information, discussions with knowledgeable consultants and participants in the publishing and distribution industries and other marketplace factors such as housing and relocation requirements. The Compensation Committee also strives to compensate each executive officer at a level which is appropriate in relation to the compensation of other executive officers of the Company. The Company generally weights increases in executive compensation, including salary and bonus, in favor of performance and, therefore, salary increases are generally related to the tax adjusted inflation rate.

     Under the Company's bonus plan, cash bonuses are earned if a minimum targeted level of net income is attained. Bonus amounts increase if higher target net income levels are attained. The Company's net income objectives are established by the Compensation Committee at the commencement of each fiscal year. For fiscal 1998, payments under the Company's bonus plan to each executive officer were based principally upon the Company exceeding the targeted net income objective.

     Long-Term Stock Option Compensation. The Company grants stock options to its executive officers and other employees pursuant to its 1995 Stock Option Plan. The Company believes that such options help to more closely align the interests of its management employees with the long-term interests of its stockholders by providing an incentive for increasing stockholder value. Moreover, such options are believed to be instrumental in retaining employees over the longer term, since full benefits of appreciated options cannot be realized until the end of the applicable vesting period, which is usually five years.

     During fiscal 1998, based on the contributions of the employees and performance of the Company, the Board of Directors approved a grant of options to purchase 60,000 shares of Common Stock to Mr. Michael M. Nicita. The Board of Directors also approved a grant of options to purchase the following number of shares of Common Stock to the following Named Executive Officers: Kevan M.
Lyon -- 15,000; and Adam R. Zoldan -- 7,500. Messrs. Tillinghast and Paulsen, who are founders of the Company, are eligible to receive grants of options, but their significant equity positions in the Company are currently believed to provide them with substantial incentives to enhance stockholder value and no options were granted to them during fiscal 1998.

     CEO Compensation. The Compensation Committee establishes the base salary and bonus, if any, payable to Mr. Michael M. Nicita, the Company's Chief Executive Officer, since January 1, 1997, based on the same factors applicable to executive officer compensation generally.

     In March 1997, the Compensation Committee reviewed Mr. Nicita's salary and determined that his salary would be increased to $258,500, and in September 1997 the Compensation Committee further reviewed Mr. Nicita's salary and increased it to $275,000. Mr. Nicita's salary is believed to be below the median of salaries paid to chief executive officers of companies which have comparable sales volumes. Because the Company exceeded the minimum net income objectives established by the Compensation Committee, bonuses aggregating $121,250 were awarded under the Company's bonus plan to Mr. Nicita for fiscal 1998.

     Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), enacted in 1993, provides that a public corporation generally may not deduct compensation in excess of $1,000,000 payable to its chief executive officer or any of its other four most highly compensated officers. Certain performance-based compensation is specifically exempted. Since the Compensation Committee currently does not anticipate that any executive officer of the Company will receive compensation in excess of the deduction limitation in fiscal 1998, it has not yet established a policy with respect to Section 162(m). In future years, the Compensation Committee intends to take into account the effect of Section 162(m) if the compensation payable to an executive officer approaches $1,000,000. However, the provisions of Section 162(m) are not expected to preclude the award of compensation believed to be merited, even if in excess of $1,000,000.

     The tables that follow reflect the decisions included in this report.

THE BOARD OF DIRECTORS                 THE COMPENSATION COMMITTEE
(with respect to Options)              James A. Leidich, Chairman
Charles C. Tillinghast, III            Robert F. Bartlett
Michael M. Nicita                      Lynn S. Dawson
Loren C. Paulsen                       Trygve E. Myhren
Robert F. Bartlett                     E. William Swanson
Lynn S. Dawson
James A. Leidich
Trygve E. Myhren
E. William Swanson

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the fiscal years ended March 31, 1998, 1997 and 1996 of those persons who were, at March 31, 1998, (i) the Chief Executive Officer and (ii) the four other most highly paid executive officers of the Company (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                    ANNUAL COMPENSATION       ------------     ALL OTHER
          NAME AND CAPACITY             FISCAL   --------------------------     OPTIONS/      COMPENSATION
           IN WHICH SERVED               YEAR    SALARY($)(1)   BONUS($)(1)     SARS(#)          ($)(2)
          -----------------             ------   ------------   -----------   ------------    ------------
Charles C. Tillinghast, III...........   1998      267,044        121,250            0           27,295
  Chairman                               1997      265,635              0            0           26,350
                                         1996      250,010         67,350        1,000(3)         9,879
Michael M. Nicita.....................   1998      267,403        121,250       60,000           27,100
  Chief Executive Officer and            1997      251,658              0            0           25,680
  President
                                         1996      235,003         68,475            0            2,532
Loren C. Paulsen......................   1998      193,878         93,750            0           20,746
  Executive Vice                         1997      183,757              0            0           20,461
  President -- Operations
                                         1996      172,965         57,975            0           10,346
Kevan M. Lyon.........................   1998      157,347         82,585       15,000           15,976
  Executive Vice President --            1997      137,818            446            0           17,406
  Merchandising                          1996      130,005         43,181        5,000            9,241
Adam R. Zoldan........................   1998      121,886         74,500        7,500           37,024(4)
  Vice President -- Marketing            1997      115,504            446            0           17,378
                                         1996      110,005         41,681        5,000           65,960

---------------
(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned and accrued but not yet paid, including salary amounts deferred at their election under the Company's 401(k) plan and deferred compensation plan.

(2) The amounts indicated for fiscal 1998 include, for Messrs. Tillinghast, Nicita, Paulsen and Zoldan and Ms. Lyon respectively: profit sharing contributions of $8,000, $8,000, $8,000, $5,493 and $6,789 (excluding the allocable portion of accrued interest); Company matching 401(k) plan contributions of $1,600, $1,600, $1,600, $1,192 and $1,387; and matching contributions (excluding interest) of $17,695, $17,500, $11,146, $5,120 and $7,800 under the Company's deferred compensation plan. The deferred compensation plan permits an eligible employee to defer up to 50% of base salary and 100% of any bonus. The Company is obligated to contribute an amount equal to an employee's deferral up to a stated maximum and may, at its discretion, make additional contributions. Company contributions generally vest over a five-year period beginning on the date of an employee's entry into the plan.

(3) Represents options granted to Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company. Mrs. Tillinghast is the wife of Mr. Tillinghast.

(4) Includes relocation expenses of $25,219.

EMPLOYMENT AGREEMENT

     Mr. Tillinghast served as Chief Executive Officer of the Company until January 1, 1997. In March 1996, the Compensation Committee reviewed Mr. Tillinghast's salary and determined that his salary would be increased to $262,500 for fiscal 1997. In order to provide for an orderly transition in management of the Company, in July 1996 the Company and Mr. Tillinghast entered into an Employment Agreement covering the five-year period commencing January 2, 1997. Pursuant to the terms of the Employment Agreement, effective January 2, 1997, Mr. Tillinghast resigned from his position as Chief Executive Officer of the Company, which position was filled by Mr. Michael M. Nicita who also serves as President and a Director of the Company. During the term of the Employment Agreement, Mr. Tillinghast agreed to serve as Chairman of the Board of Directors (if re-elected as a director by the Company's stockholders) and to perform certain other duties and responsibilities as requested by the Board of Directors. Mr. Tillinghast agreed to serve the Company on a full-time basis during 1997; thereafter, Mr. Tillinghast's services will decrease proportionately such that during the final year of his employment, Mr. Tillinghast will only be required to serve the Company on an approximately half-time basis, but not less than 1,000 hours per calendar year. Under the terms of the Employment Agreement, Mr. Tillinghast's base salary was set at $275,000 for the first year, $225,000 (which was increased by the Board of Directors to $236,000) for the second year, $175,000 for the third and fourth years and $150,000 for the fifth year of this employment, subject to adjustment by the Board of Directors. He will be entitled to participate in any Company compensation plan and receive fringe benefits, generally on the same basis as other senior Company executives.

OPTION GRANTS

     The following table sets forth with respect to the Named Executive Officers certain information concerning grants of stock options in fiscal 1998. No stock appreciation rights were granted in fiscal 1998.

                          OPTION GRANTS IN FISCAL 1998

                                            % OF TOTAL                                          POTENTIAL REALIZED VALUE AT
                               NUMBER OF      OPTIONS                                          ASSUMED ANNUAL RATES OF STOCK
                               SECURITIES   GRANTED TO    EXERCISE   GRANT DATE                PRICE APPRECIATION FOR OPTION
                               UNDERLYING    EMPLOYEES    OR BASE      MARKET                             TERM(1)
                                OPTIONS         IN         PRICE       PRICE      EXPIRATION   -----------------------------
                               GRANTED(#)   FISCAL YEAR    ($/SH)      ($/SH)        DATE       0%($)     5%($)      10%($)
                               ----------   -----------   --------   ----------   ----------   -------   --------   --------
Charles C. Tillinghast,
  III........................         0          --            --          --          --          --         --         --
Michael M. Nicita............    30,000         9.7        $14.66      $17.25        3/08      77,700    412,500    961,200
Michael M. Nicita............    30,000         9.7          9.24      10.875        9/07      49,050    260,100    606,000
Loren C. Paulsen.............         0          --            --          --          --          --         --         --
Kevan M. Lyon................    15,000         4.9         14.66       17.25        3/08      38,850    206,250    480,600
Adam R. Zoldan...............     7,500         2.4         14.66       17.25        3/08      19,425    103,125    240,300

---------------
(1) Amounts shown represent the potential value of granted options if the assumed annual rates of stock appreciation are maintained over the 10-year terms of the granted options. The assumed rates of appreciation are established by regulation and are not intended to be a forecast of the Company's performance or to represent management's expectations with respect to the appreciation, if any, of the Common Stock.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth with respect to the Named Executive Officers information concerning the exercise of stock options during fiscal 1998 and unexercised options held as of the end of the fiscal year. The Company has never granted stock appreciation rights.

                        AGGREGATED OPTION EXERCISES AND
                       FISCAL 1998 YEAR-END OPTION VALUES

                                                                               NUMBER                       VALUE OF
                                                                           OF UNEXERCISED           UNEXERCISED IN-THE-MONEY
                                                                           OPTIONS/SARS AT               OPTIONS/SARS AT
                                              SHARES       VALUE         FISCAL YEAR END(#)           FISCAL YEAR END($)(1)
                                            ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
                                            EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                            -----------   --------   -----------   -------------   -----------   -------------
Charles C. Tillinghast, III(2)............         0            0         600             600           5,830          4,554
Michael M. Nicita.........................         0            0      90,000         120,000       1,199,700      1,207,800
Loren C. Paulsen..........................         0            0           0               0               0              0
Kevan M. Lyon.............................     3,000       28,825      24,000          22,000         316,160        138,320
Adam R. Zoldan............................     4,000       45,700       2,000          18,500          15,180        166,885

---------------
(1) Before taxes. The dollar value indicated is based on the difference between the exercise price of the outstanding option and the closing market price of the Common Stock on March 31, 1998 as reported by NASDAQ ($18 3/4 per share).

(2) Represents options held by Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company. Mrs. Tillinghast is the wife of Mr. Tillinghast.

PERFORMANCE GRAPH

     The following graph presents a comparison of the Company's stock performance with the broad-based NASDAQ Market Index and with the Dow Jones Industry Group OTS -- Other Specialty Retailers Index, an index compiled by Media General Financial Services which currently covers approximately 235 specialty retail companies (including the Company).

                                    [GRAPH]

                                         Advanced
        Measurement Period          Marketing Services,     NASDAQ Market        Dow Jones
      (Fiscal Year Covered)                Inc.                Index          Industry Group
1993                                       100.00              100.00              100.00
1994                                        74.55              115.57              100.74
1995                                        89.09              122.61               98.29
1996                                       170.91              164.91              116.36
1997                                       136.36              184.50              116.71
1998                                       272.73              278.82              175.43

     The graph assumes $100 invested on April 1, 1993 in the Company's Common Stock and $100 invested at that time in each of the indexes shown. The comparison assumes that all dividends are reinvested.

              ITEM 2. PROPOSED AMENDMENT TO 1995 STOCK OPTION PLAN

     The Company's Board of Directors has approved an amendment to the Company's 1995 Stock Option Plan (the "1995 Plan"), subject to stockholder approval, to increase (i) from 400,000 to 650,000 the number of shares of Common Stock issuable upon exercise of options granted under the 1995 Plan and (ii) from 200,000 to 300,000 the number of shares of Common Stock for which any eligible person may receive options under the 1995 Plan. The purpose of the amendment is to enable the Company to grant additional options in the future in order to attract and retain key employees. The Company currently has outstanding options under the 1995 Plan covering 522,700 shares of Common Stock (including 199,000 options granted subject to stockholder approval of the amendment to the 1995
Plan).

DESCRIPTION OF THE 1995 PLAN

     The 1995 Plan was adopted by the Board of Directors in March 1995 and approved by the stockholders in July 1995. The Board of Directors believes that the selective grant of stock options is an effective and efficient means of attracting, motivating and retaining key employees, officers and directors. The 1995 Plan provides for the grant of options to purchase Common Stock either that are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or that are not intended to so qualify ("non-qualified stock options"). All officers, directors and employees are eligible to receive options under the 1995 Plan, except that only employees may receive incentive stock options. The maximum number of shares available for issuance under the 1995 Plan is 400,000 (650,000 if the proposed amendment is approved). No person eligible to receive options under the 1995 Plan may receive options for the purchase of more than an aggregate of 200,000 shares (300,000 if the proposed amendment is approved).

     The 1995 Plan is currently administered by the Board of Directors and may, in the Board's discretion, be administered by a committee of the Board of Directors appointed for that purpose (the "Committee"), which, subject to the terms of the 1995 Plan, has the authority in its sole discretion to determine:
(a) the individuals to whom options shall be granted; (b) the time or times at which options may be exercised; (c) the number of shares subject to each option, the option price and the duration of each option granted; and (d) all of the other terms and conditions of options granted under the 1995 Plan.

     The exercise price of incentive stock options granted under the 1995 Plan must be at least equal to the fair market value of the shares on the date of grant (110% of fair market value in the case of participants who own shares possessing more than 10% of the combined voting power of the Company) and may not have a term in excess of 10 years from the date of grant (five years in the case of participants who are more than 10% stockholders). The aggregate fair market value (determined as of the time the Option is granted) of the shares with respect to which incentive stock options (granted under all plans of the Company or its subsidiaries) are exercisable for the first time by an optionee in any calendar year may not exceed $100,000. Non-qualified options may be granted at prices not less than 85% of the fair market value of such shares at the date of grant.

     Options granted under the 1995 Plan are not transferable other than by will or the laws of descent and distribution. Unless otherwise determined by the Board of Directors or the Committee in connection with the grant of any non-qualified stock options, all stock options granted under the 1995 Plan expire one month after the date of the optionee's termination of employment with the Company for any reason other than death or permanent disability and six months after the optionee's termination of employment by reason of death or permanent disability (but not, in either case, later than the scheduled expiration date). Upon termination of employment the number of shares with respect to which a stock option may be exercised shall be limited to that number of shares which could have been purchased pursuant to the option had the option been exercised by the optionee on the date of such termination of employment. In the case of death, options may be exercised by the person or persons to whom the rights under the options pass by will or by the laws of descent or distribution.

     Payment of the exercise price upon exercise of an option must be made in cash or, in the discretion of the Board of Directors or the Committee, in shares of Common Stock. Where payment is made in Common Stock, such Common Stock is valued for such purpose at the fair market value of such shares (determined as specified in the 1995 Plan) on the date of exercise.

     If the number of outstanding shares of Common Stock is increased or decreased, or if such shares are exchanged for a different number or kind of shares through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar transaction, the aggregate number of shares available for issuance under the 1995 Plan, the number of shares subject to outstanding options, the per share exercise price of outstanding options and the aggregate number of shares with respect to which options may be granted to a single participant will be appropriately adjusted by the Board of Directors or the Committee.

     No grant of options may be made under the 1995 Plan more than 10 years after its date of adoption. The Board of Directors has authority to terminate or to amend the 1995 Plan, subject to the approval of the Company's stockholders under certain specified circumstances, provided that such action does not impair the rights of any holder of outstanding options without the consent of such holder.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the principal federal income tax consequences of the 1995 Plan based on current provisions of the Code and applicable regulations thereunder.

     Incentive Stock Options. No income is recognized by an optionee at the time of grant of an incentive stock option or at the time of exercise of such option while employed by the Company (or within limited periods after termination of employment). However, the exercise of an incentive stock option may result in an alternative minimum tax liability for the optionee. If the optionee continues to hold the shares received upon the exercise of the option for at least two years from the date the option was granted and one year from the date the option was exercised, the optionee will recognize capital gain or loss when he disposes of the shares. Such gain or loss will be measured by the difference between the option price and the amount received for the shares at the time of disposition.

     If the optionee disposes of shares acquired upon exercise of an incentive stock option before the expiration of the one-year and two-year holding periods described above, the optionee will recognize ordinary income in the year of disposition, in an amount equal to the excess of the fair market value of the shares on the date the option was exercised (or, if less, the amount received upon disposition of the shares) over the option price. Any amount realized upon such a disposition in excess of the fair market value of the shares on the date of exercise will be treated as capital gain.

     Non-Qualified Stock Options. An optionee recognizes no income at the time a non-qualified stock option is granted. At the time a non-qualified stock option is exercised, an optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. An optionee will recognize capital gain or loss on the subsequent sale of the option shares in an amount equal to the difference between the amount realized and the tax basis of such shares. The tax basis will equal the option price paid plus the amount included in the optionee's income by reason of the exercise of the option.

     Company Deductions. As a general rule, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from options granted under the Plan, to the extent such income is considered reasonable compensation under the Code. The Company will not, however, be entitled to a deduction to the extent compensation in excess of $1 million is paid during any year to an executive officer named in the Summary Compensation Table of the proxy statement who was employed by the Company at year-end, unless the compensation qualifies as "performance-based" under Section 162(m) of the Code or certain other exceptions apply. In addition, the Company will not be entitled to a deduction with respect to payments to employees which are deemed to constitute "excess parachute payments" under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax.

OPTIONS GRANTED SUBJECT TO STOCKHOLDER APPROVAL

     Subject to stockholder approval of the proposed amendment to the 1995 Plan, the Company granted stock options to the persons named below, effective March 19, 1998. Such options are exercisable until March 19, 2008 at a price of $14.66 per share (representing 85% of the fair market value of the Common Stock on the date of grant), and vest as to 20% thereof on each anniversary of the date of grant.

                                                               NUMBER OF SHARES
                            NAME                              UNDERLYING OPTIONS
                            ----                              ------------------
Michael M. Nicita...........................................        30,000
Kevan M. Lyon...............................................        15,000
Adam R. Zoldan..............................................         7,500
All Executive Officers as a Group (8 persons)...............        74,500
All Directors other than Executive Officers as a Group (5
  persons)..................................................        25,000
All Employees other than Executive Officers as a Group (40
  persons)..................................................        99,500

VOTE REQUIRED

     Approval of the proposed amendment to the 1995 Plan requires the affirmative vote of the holders of at least a majority of the shares of Common Stock represented and voting at the Annual Meeting of Stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADOPTION OF THE AMENDMENT TO 1995 PLAN.

               ITEM 3. PROPOSED 1998 EMPLOYEE STOCK PURCHASE PLAN

     The Company's Board of Directors has adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan"), subject to stockholder approval. The Stock Purchase Plan is intended to enable employees (including officers) of the Company who desire to do so to purchase Common Stock at a discount from market price through accumulated payroll deductions. The Plan is intended to satisfy the requirements of Section 423 of the Code.

DESCRIPTION OF THE STOCK PURCHASE PLAN

     The following is a summary of the principal features of the Stock Purchase Plan.

     The Stock Purchase Plan is administered by the Board of Directors and may, in the Board's discretion, be administered by a committee appointed by the Board of Directors for that purpose. The Board of Directors or such committee has the authority to interpret and apply the terms of the Stock Purchase Plan, and to adjudicate all disputed claims thereunder.

     The maximum number of shares of Common Stock which may be purchased under the Stock Purchase Plan is 100,000. Such number may be adjusted in certain events, such as a stock split or other changes in capitalization of the Company. The shares delivered under the Stock Purchase Plan may be either authorized but unissued shares or shares that have been reacquired by the Company.

     All employees of the Company (and of its subsidiaries which have been designated by the Board) who have been employed for at least six months at the start of an Offering Period (as defined below) under the Stock Purchase Plan are eligible to participate in the Stock Purchase Plan for that Offering Period. However, in accordance with limitations imposed under the Code, no employee who owns (under the Code's attribution rules) stock and options to purchase stock having 5% or more of the of the voting power or value of the Company's stock is eligible to participate. As of June 10, 1998, approximately 375 employees would be eligible to participate in the Stock Purchase Plan.

     The Stock Purchase Plan provides for Offering Periods of six months each, beginning April 1 and October 1 of each year. However, the Board of Directors has the right to change the commencement dates and duration of future Offering Periods.

     Prior to the beginning of an Offering Period, each eligible employee has the right to authorize payroll deductions for the duration of the Offering Period, in an amount not exceeding 10% of base pay and commissions each pay period, which will be used to purchase Common Stock at the end of the Offering Period. The amounts so deducted are credited to a bookkeeping account on the Company's records for each participant and do not bear interest. During the Offering Period a participant may elect to decrease the rate of his payroll deductions, discontinue payroll deductions, or withdraw from the Offering Period and have his payroll deductions for that Offering Period returned. A participant who withdraws his payroll deductions during an Offering Period cannot resume making payroll deductions until the start of the next Offering Period.

     At the end of the Offering Period, the accumulated payroll deductions of each participant that have not been withdrawn are automatically applied to purchase Common Stock. The price paid for the Common Stock is 85% of the fair market value of the stock on the first day or the last day of the Offering Period, whichever is lower. Only whole shares are purchased, and any payroll deductions credited to a participant's account which are not sufficient to purchase a whole share are carried over in the participant's account to the next Offering

Period. In no case may a participant purchase more than 850 shares of Common Stock (subject to adjustment for changes in capitalization of the Company) in any Offering Period. In addition, no participant's right to purchase shares under the Stock Purchase Plan may accrue at a rate greater than $25,000 worth of stock (measured as of the beginning of each Offering Period) in any calendar year. Payroll deductions are reduced as necessary to comply with these limits, and any excess payroll deductions at the end of an Offering Period are returned to the participant.

     Shares purchased under the Stock Purchase Plan are not transferable by the participant, and will be held on the participant's behalf by the Company or its designee, until six months after the shares were purchased.

     In the event of a participant's termination of employment for any reason, including death, the payroll deductions credited to the participant's account in the Stock Purchase Plan will be returned to the participant (or his beneficiary in the event of death), and no stock purchase under the Stock Purchase Plan will occur for the Offering Period in which such termination of employment occurred. A participant's rights to purchase stock under the Stock Purchase Plan are not transferable.

     The Board of Directors may amend the Stock Purchase Plan from time to time. Such amendments may be made without stockholder approval except to the extent necessary to comply with Section 423 of the Code or other applicable law. The Stock Purchase Plan will continue in effect until terminated by the Board of Directors or until all shares authorized for issuance under the Plan have been purchased.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the principal federal income tax consequences of the Stock Purchase Plan based on current provisions of the Code and applicable regulations thereunder.

     An employee will recognize no federal income tax on either the grant of purchase rights (at the commencement of an Offering Period) or the purchase of shares under the Stock Purchase Plan.

     If the employee disposes of the shares in a "qualifying disposition" (that is, one which occurs more than two years after the start of the Offering Period in which the shares were acquired and more than one year after the date the shares were purchased), the employee will recognize ordinary income per share equal to the lesser of (i) the excess of the fair market value of the Common Stock on the first day of the applicable Offering Period over 85% of such value, and (ii) the excess of the fair market value of the Common Stock on the date of disposition over the employee's purchase price for the stock. If the employee disposes of the shares before the completion of the above holding periods (a "disqualifying disposition"), the employee will recognize ordinary income equal to the excess of the fair market value of the Common Stock on the date of purchase over the employee's purchase price for the stock. In either case, the balance of the gain, if any, and any loss will be treated as a capital gain or loss.

     The Company will not be entitled to a federal income tax deduction with respect to any shares acquired under the Stock Purchase Plan which were disposed of in a qualifying disposition. In the case of a disqualifying disposition, the Company will generally be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the employee in the year in which the employee recognizes such income, to the extent such income is considered reasonable compensation under the Code. However, Section 162(m) of the Code limits the Company's deduction to the extent compensation in excess of $1 million is paid during any year to an executive officer named in the summary compensation table of the proxy statement who was employed by the Company at year-end, unless such compensation qualifies as "performance-based" under
Section 162(m) of the Code or certain exceptions apply. In addition, the Company will not be entitled to a deduction with respect to payments which are deemed to constitute "excess parachute payments" under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax.

PURCHASE RIGHTS UNDER THE STOCK PURCHASE PLAN

     It is not possible to state the number of shares that will be purchased by any employee under the Stock Purchase Plan because that decision is in the discretion of each employee. However, no employee may purchase more than $25,000 worth of stock in any calendar year (with such value determined as of the start of each Offering Period) or more than 1,700 shares of Common Stock in any fiscal year. Moreover, Messrs. Tillinghast and Paulsen are not eligible to purchase any stock under the Stock Purchase Plan since they already own more than 5% of the Common Stock.

VOTE REQUIRED

     Approval of the Stock Purchase Plan requires the affirmative vote of the holders of at least a majority of the shares of Common Stock represented and voting at the Annual Meeting of the Stockholders.

ADDITIONAL INFORMATION

     On June 10, 1998, the last reported sale price of the Common stock as reported by NASDAQ was $17 3/8 per share.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company during or with respect to fiscal 1998, no person who at any time during fiscal 1998 was a director, officer or beneficial owner of more than 10 percent of the Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act, as amended, during fiscal 1998.

                                   FORM 10-K

     AMS will furnish without charge to each stockholder, upon written request addressed to The Investor Relations Department of AMS at 5880 Oberlin Drive, Suite 400, San Diego, California 92121, a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission.

                              CERTAIN TRANSACTIONS

     All transactions between the Company and its officers, directors or any affiliate of any such person have been, and all such future transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated parties. In connection with his relocation to San Diego, CA, in May 1996, the Company loaned $75,000 to Mr. McGee. This loan is secured by real estate and bears interest at the rate of 5% per annum. The outstanding principal balance of the loan as of March 31, 1998 was $68,718.

                          FUTURE STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 1999 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by AMS not later than February 20, 1999.

                                 OTHER MATTERS

     The Company's independent public accountants for the fiscal year ended March 31, 1998 were Arthur Andersen LLP, which firm has been appointed to serve in such capacity for the current fiscal year. A representative of Arthur Andersen LLP is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     Neither the Company nor any of the persons named as proxies knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

     The Annual Report of AMS for the fiscal year ended March 31, 1998 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

         PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.
                       ADVANCED MARKETING SERVICES, INC.

                                          By order of the Board of Directors

                                          Charles C. Tillinghast, III
                                          Chairman

San Diego, California
June 19, 1998

                                REVOCABLE PROXY

                       ADVANCED MARKETING SERVICES, INC.
                ANNUAL MEETING OF STOCKHOLDERS -- JULY 23, 1998

    The undersigned stockholder(s) of Advanced Marketing Services, Inc. (the "Company") hereby nominates, constitutes and appoints Charles C. Tillinghast, III and James A. Leidich, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Advanced Marketing Services, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's facility at 5880 Oberlin Drive, Suite 400, San Diego, California 92121 on Thursday, July 23, 1998, at 10:00 a.m., and any and all adjournments thereof, with respect to the matters described in the accompanying Proxy Statement and, in their discretion, on such other matters which properly come before the meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

    1. ELECTION OF DIRECTORS

       [ ] AUTHORITY GIVEN                                         [ ] WITHHOLD AUTHORITY
         to vote for all nominees listed below (except               to vote for all nominees.
         as indicated to the contrary below).

(INSTRUCTIONS): TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                  James A. Leidich            E. William Swanson

    2. To approve an amendment to the Company's 1995 Stock Option Plan.

              FOR [ ]            AGAINST [ ]            ABSTAIN [ ]

    3. To approve the Company's proposed Employee Stock Purchase Plan.

              FOR [ ]            AGAINST [ ]            ABSTAIN [ ]

    4. To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED
                             PRIOR TO ITS EXERCISE.
                       Please sign and date on reverse side

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR PROPOSAL 1 AND A VOTE "FOR" PROPOSALS 2 AND 3. THE PROXY CONFERS AUTHORITY TO AND WILL BE VOTED "AUTHORITY GIVEN" FOR PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3 UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

    IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                                                Dated: , 1998

                                                --------------------------------
                                                      (Please print name)

                                                --------------------------------
                                                   (Signature of Stockholder)

                                                --------------------------------
                                                      (Please print name)

                                                --------------------------------
                                                   (Signature of Stockholder)

                                                (Please date this Proxy and sign
                                                your name as it appears on your
                                                stock certificates. Executors,
                                                administrators, trustees, etc.,
                                                should give their full titles.
                                                All joint owners should sign.)

                                                I (We) do
                                                          ----------------------
                                                do not
                                                       -------------------------
                                                expect to attend the Meeting.

                                                Number of Person
                                                                 ---------------